Exhibit 99.1

Absci Reports Business Updates and Third Quarter 2025 Financial and Operating Results
Reported interim results for Phase 1 trial for ABS-101 (anti-TL1A)
On track to initiate Ph1/2a trial for ABS-201 (anti-PRLR for androgenetic alopecia) in December; hosting KOL seminar on December 11
Expanding ABS-201 strategy to pursue endometriosis as additional indication; anticipate initiation of Phase 2 clinical trial in the fourth quarter of 2026
Cash, cash equivalents, and marketable securities sufficient to fund operations into the first half of 2028
VANCOUVER, Wash. and NEW YORK, November 12, 2025 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics with generative AI, today reported financial and operating results for the quarter ended September 30, 2025.
“This quarter marks a pivotal inflection point for Absci as we sharpen our focus on ABS-201, advancing this program in two high-value indications with strong biological rationale and significant unmet need,” said Sean McClain, Founder and CEO. “By reallocating our resources toward the PRLR mechanism in androgenetic alopecia and endometriosis, we’re positioned to create meaningful impact for patients while driving the greatest return for shareholders. Our strategy reflects disciplined execution and confidence in the power of generative AI protein design to deliver breakthrough therapeutics.”
Recent Highlights
•Reported interim results for Phase 1 trial for ABS-101 (anti-TL1A), with data demonstrating extended half-life as compared to first-generation anti-TL1A competitor programs, with no serious adverse events reported. Absci continues to explore potential partnership and outlicensing opportunities for this asset, consistent with the company's business strategy.
•Accelerated initiation of Ph1/2a trial for ABS-201 (anti-PRLR for androgenetic alopecia) to December 2025, with potential for an interim efficacy readout in the second half of 2026. Absci will host a virtual KOL seminar on December 11 to discuss the latest status and developments for this program, including the anticipated clinical trial path, differentiated profile, and market potential for ABS-201.

Exhibit 99.1
•Expanding ABS-201 strategy to pursue endometriosis as an additional indication. Absci anticipates initiation of a Phase 2 clinical trial for endometriosis in the fourth quarter of 2026, with a potential proof-of-concept readout in the second half of 2027.
Internal Pipeline Updates, Anticipated Program Progress, and 2025 Outlook
•ABS-101 (anti-TL1A antibody): Interim data for the Phase 1 clinical trial for ABS-101 demonstrated extended half-life as compared to first-generation anti-TL1A competitor programs, with no apparent impact of ADA on PK, with the overall safety profile being favorable with no serious adverse events reported. With this data, Absci will explore potential partnership and outlicensing opportunities for ABS-101, consistent with the company's business strategy, as well as first-in-class indication expansion opportunities for this target. The company has made the strategic decision not to initiate additional later-stage development trials for ABS-101 internally at this time. Instead, Absci will allocate capital and resources toward expanded and accelerated clinical development of ABS-201 in endometriosis, where there is a high unmet medical need and market opportunity.
•ABS-201 (anti-PRLR antibody) for androgenetic alopecia: ABS-201 is a potential best-in-class anti-PRLR antibody in development for androgenetic alopecia, an indication with significant unmet clinical need and a large potential patient population of approximately 80 million individuals in the U.S. alone. Absci is completing IND-enabling studies for a development candidate with a preclinical profile suggesting high affinity and potency, favorable safety and immunogenicity, extended half life for convenient infrequent dosing, and excellent developability and manufacturability. ABS-201 has the potential to offer a more efficacious, convenient, durable, and safe option as compared to current standard of care. Absci anticipates initiation of a Phase 1/2a clinical trial for ABS-201 in androgenetic alopecia in December 2025, with potential for an interim efficacy readout in the second half of 2026.
•ABS-201 (anti-PRLR antibody) for endometriosis: Absci announced today the company will be pursuing endometriosis, a large, underserved market with high unmet medical need and poor standard of care, as an additional indication for its ABS-201 antibody. Endometriosis is prevalent in up to 10% of women worldwide, including an estimated 9 million women in the U.S., and there is currently no medical or surgical cure. Absci anticipates initiation of a Phase 2 clinical trial for endometriosis in the fourth quarter of 2026, with a potential proof-of-concept readout in the second half of 2027.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci has presented data for this program showing that

Exhibit 99.1
expression of ABS-301’s target suggests broad potential in squamous cell carcinomas and beyond. For this program, Absci has optimized an antibody lead with high affinity and potency, and has successfully completed the first in vivo target validation study. The findings from the study demonstrate that signaling through the pathway drives a potent anti-tumor response, providing strong rationale for advancing into in vivo efficacy studies with ABS-301. These results support continued preclinical development and further exploration of ABS-301’s therapeutic potential.
•ABS-501 (novel AI-designed anti-HER2 antibody): For this program, Absci has identified antibody leads using its zero-shot de novo AI technology with the following characteristics: novel epitope interactions, increased or equivalent affinity to trastuzumab in preclinical settings, efficacious against a trastuzumab-resistant xenograft tumor, and good developability.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships and anticipates signing one or more partnerships, including with a Large Pharma company, in 2025.
Absci continues to focus its investments and operations on advancing its internal pipeline of programs, alongside current and future partnered programs, while achieving ongoing platform improvements and operational efficiencies. Based on the company's current plans, Absci believes its existing cash, cash equivalents, and marketable securities will be sufficient to fund its operations into the first half of 2028.
Third Quarter 2025 Financial Results
Revenue was $0.4 million for the three months ended September 30, 2025 compared to $1.7 million for the three months ended September 30, 2024.
Research and development expenses were $19.2 million for the three months ended September 30, 2025 compared to $18.0 million for the three months ended September 30, 2024. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development.
Selling, general, and administrative expenses were $8.4 million for the three months ended September 30, 2025 compared to $9.3 million for the three months ended September 30, 2024. This decrease was primarily due to a decrease in personnel-related expense.
Net loss was $28.7 million for the three months ended September 30, 2025, as compared to $27.4 million for the three months ended September 30, 2024.
Cash, cash equivalents, and marketable securities as of September 30, 2025 were $152.5 million, compared to $117.5 million as of June 30, 2025.

Exhibit 99.1
Webcast Information
Absci will host a conference call to discuss its third quarter 2025 business updates and financial and operating results on Wednesday, November 12, 2025 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with an AI Research Lab in New York City, and Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding any or all of the following: (i) Absci’s preclinical studies, clinical trials, as well as partnered and internally developed programs, including, without limitation, manufacturing capabilities, status of such studies and trials and expectations regarding data, safety and efficacy generally; (ii) data included in the above-described oral presentation, as well as the ability to use data from ongoing and planned clinical trials for the design and initiation of further clinical trials; (iii) Absci’s strategy, goals, anticipated financial performance and the sufficiency of its cash resources; (iv) regulatory submissions and authorizations, including timelines for and expectations regarding any anticipated regulatory agency decisions; (v) the expected benefits of its collaborations with partners; and (vi) the therapeutic value, development, and commercial potential of antibody therapies, as well as other technologies. Risks that

Exhibit 99.1
contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in Absci Corporation’s most recent annual report on Form 10-K and in any other subsequent filings made by Absci Corporation with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except for share and per share data)	2025	2024	2025	2024
Partner program revenue	$378	$1,701	$2,150	$3,869
Operating expenses
Research and development	19,249	17,985	56,071	45,482
Selling, general and administrative	8,441	9,256	26,441	27,346
Depreciation and amortization	2,842	3,355	8,914	10,155
Total operating expenses	30,532	30,596	91,426	82,983
Operating loss	(30,154)	(28,895)	(89,276)	(79,114)
Other income (expense)
Interest expense	(45)	(130)	(180)	(456)
Other income, net	1,597	1,664	4,066	5,496
Total other income, net	1,552	1,534	3,886	5,040
Loss before income taxes	(28,602)	(27,361)	(85,390)	(74,074)
Income tax expense	(104)	(37)	(231)	(49)
Net loss	$(28,706)	$(27,398)	$(85,621)	$(74,123)

Net loss per share: Basic and diluted	$(0.20)	$(0.24)	$(0.65)	$(0.68)

Weighted-average common shares outstanding: Basic and diluted	143,769,552	113,613,488	132,114,850	108,665,095

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except for share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,476	$41,213
Restricted cash	16,342	15,947
Marketable securities	142,999	71,212
Accounts receivable, net	1,000	—
Prepaid expenses and other current assets	5,177	5,459
Total current assets	174,994	133,831
Operating lease right-of-use assets	3,190	3,968
Property and equipment, net	23,016	29,167
Intangibles, net	42,356	44,883
Restricted cash, long-term	1,053	1,054
Other long-term assets	383	705
TOTAL ASSETS	$244,992	$213,608
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,586	$3,529
Accrued expenses	8,229	6,842
Contingent consideration	12,750	12,750
Long-term debt	1,306	2,733
Operating lease obligations	1,754	1,608
Financing lease obligations	2	78
Deferred revenue	1,081	1,116
Total current liabilities	29,708	28,656
Long-term debt, net of current portion	65	1,257
Operating lease obligations, net of current portion	3,093	4,429
Deferred revenue, long-term		—
Other long-term liabilities	1,786	133
TOTAL LIABILITIES	34,652	34,475

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	15	12
Additional paid-in capital	805,047	688,726
Accumulated deficit	(595,222)	(509,601)
Accumulated other comprehensive income (loss)	500	(4)
TOTAL STOCKHOLDERS' EQUITY	210,340	179,133
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$244,992	$213,608